Exhibit 99.2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, par value $0.001 per share, of Global Interactive Technologies, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

EVAN TRUST

By:	/s/ Amy Xianglin Shi
Amy Xianglin Shi, Trustee
Date:	5/22/2025

By:	/s/ Amy Xianglin Shi
Amy Xianglin Shi
Date:	5/22/2025